Exhibit 4.40
[Confidential Treatment]
EXECUTION COPY
Addendum No. 4
to the Contract dated as of 5 February 2003
(as amended and supplemented
from time to time, the “Contract”)
between
Pride of America Ship Holding, Inc. (“Owner”)
and
Lloyd Werft Bremerhaven GmbH (“LWB”)
Preamble
The Vessel is planned to be delivered on 6 June 2005.
The Owner is planning an early arrival of crew members not being any members of the OMT, but being officers, engineers and normal crew members who shall be trained and made familiar with the Vessel in the premises of the Yard before Redelivery of the Vessel to the Owner. All such persons not being staff of the Owner’s OMT or Owner’s subcontractors are hereinafter called the “Crew” or “Crew Members”.
The first group of Crew Members is scheduled to arrive end of March 2005 and by the end of May up to 1,100 Crew shall be on board the Vessel.

Now therefore the Parties agree as follows:
1.	The Owner may send up to 1,100 Crew on board the Vessel before the Redelivery Date always provided that
-	subject to the other express provisions of this Addendum, the Owner shall bear all and any costs and risk resulting out or in connection with all or any Crew. Costs and expenses for the Crew are not included in the Contract Price (Clause 11.3.4), but are solely for Owner’s account.

-	In respect of Crew Clause 14.1. of the Contract shall not apply and LWB shall only be responsible for any damage or injury caused to Crew’s property or Crew in case LWB or its subcontractors have acted gross negligently or wilfully and always limited to the insured amount mentioned in Clause 14.2. of the Contract which shall also apply for Crew.

-	Owner shall insure the risk for any damage or injury caused by Crew to LWB and/or its subcontractors and/or third persons and shall fully indemnify and hold harmless and defend LWB from and against any and all losses except to the extent that any losses are caused directly or indirectly by the executives of LWB.

-	Any delay caused by Crew in the Redelivery of the Vessel shall be treated as a Permissible Delay according to Clause 7.3 of the Contract and Clause 7.3.4 (a) is herewith amended so as to clarify that delays caused by the Crew will be deemed to be delays caused by the Owner under Clause 7.3.4 (a).

-	Any damage caused by Crew is to be made good by LWB as a new order from the Owner to LWB under and subject to Clause 6.1 of the Contract.
2.	LWB shall arrange the necessary extension of the builders risk insurance cower, including an extension of cover for the co-insured Owner in respect of the increased risk of having Crew Members on board of the Vessel before Redelivery at the time the Vessel is at the Yard and under trials. It being understood that the costs for any additional premiums shall be charged to the project costs before the final results of the project are calculated and before any resulting profits are divided equally between LWB and the Owner.

3.	Before the Crew shall enter the Vessel the Owner and LWB shall clearly define each area to which the Crew shall have access for the purposes of training and accommodation (each a “Defined Area”). For familiarisation purposes only, the Crew shall have access to all areas of the Vepssel, always provided that it shall not interfere with the Works. Before the Crew enter a Defined Area on board the Vessel, the Owner and LWB shall complete the mechanical completion procedures in relation to the Defined Area according to Clause 9.1, 9.2 and 9.3 of the Contract and a Mechanical Completion Certificate shall be signed in respect of the Components of Work in the Defined Area.

Without limiting the other express provisions of this Addendum and subject to the proviso to this paragraph, signature of a Mechanical Completion Certificate for each Component of Work in a Defined Area will mean that the Owner has accepted the relevant Component of Work under Clause 9.1 and that the Warranty Period according to Clause 10.1 of the Contract in respect of each such Component of Work shall have started with effect from the date of signing of the Mechanical Completion Certificate PROVIDED THAT: (i) LWB shall be Obliged successfully to complete any outstanding tests in relation to the relevant Component or Defined Area: (ii) LWB Shall be obliged to rectify any Defects in relation to the relevant Component of Work noted in the Mechanical Completion Certificate: (iii) LWB shall be obliged to rectify any Defects in the relevant Component or Defined Area discovered after signature of the Mechanical Completion Certificate but which the Owner can demonstrate were not caused by the Crew; and (iv) LWB shall be obliged to complete the remainder of the Works in accordance with the Contract.

4.	The Owner shall safeguard and be responsible that
-	the Crew shall effect and fulfil all security and safety provisions as requested by the hull underwriters, the underwriters, expert team VHT, the P&l Club and LWB;

-	the Owner shall be responsible for arranging roving fire guards within the relevant Defined Areas and for controlling access to the Defined Areas and Crew access to the remainder of the Vessel, and the Crew shall give LWB and its subcontractors access to the Defined Areas for testing, defect rectification or other necessary pre-redelivery Works:

-	the Owner shall allow and empower LWB fire guards to control the Defined Areas in addition to Owner’s fire guards if the same is ordered by underwriters:

-	the Crew shall ensure that Owner’s occupation of the Defined Areas and other parts of the Vessel does not hinder any remaining Works to be carried out by LWB.
5.	It is understood and agreed that due to the ongoing completion of the Vessel, the local fire brigade considers the Vessel to be unsafe for accommodation, but that nonetheless the Owner wishes to accommodate the Crew on board and with the adoption of certain procedures believes that the crew may be accommodated safely. The Owner undertakes to hold harmless and indemnify LWB against all costs, liabilities and losses incurred by LWB by reason of the accommodation of the Crew on board with respect to the Defined Areas and other parts of the Vessel occupied by the Crew.
6.	Save as expressly provided in this Addendum an other terms and conditions of the Contract (and previous addenda thereto) shall remain un-amended and in full force and effect.

7.	Words and expressions defined in the Contract shall have the same meaning when used in this Addendum.

Signed on 28 April 2005 Mark E. Warren For and on behalf of Pride of America Ship Holding, Inc.
Signed on 18 April 2005 __________________________________
Signature Illegible __________________________________
For and on behalf of Lloyd Werft Bremerhaven GmbH
Signed on 13 May 2005 __________________________________
Signature Illegible __________________________________ Wolfgang van Betteray as Sachwalter of LWB

Addendum No. 5 to the Contract dated as of 5 February 2003 (as amended and supplemented from time to time, the Contract) between Pride of America Ship Holding, Inc (the Owner) as legal successor of Ship Holding LLC, and Lloyd Werft Bremerhaven GmbH (LWB) in relation to the passenger ship known as “Pride of America” (the Vessel)
The parties have agreed to enter into this Addendum in order to record certain matters agreed between them in connection with redelivery of the Vessel under the Contract. Now, therefore, it is hereby agreed as follows:
1. Determination and payment of certain sums referred to in Addendum No. 3 to the Contract
1.1 The sums referred to in clauses 16 (a) and (b), and 20 (c), of Addendum No. 3 to the Contract shall be determined as follows:
     (a) In respect of the payment due to the Owner under clause 16. (a) and (b) of Addendum No. 3,
(i)	LWB has rendered a concurrent cost estimation on a monthly basis both in respect of the Casualty works and the completion Works. A copy of the concurrent cost estimation as of May 25, 2005 is attached as Annex 1, showing
-	regarding the Casualty Works, a provisional result of [**] [Confidential Treatment] representing the full amount of the [**] [Confidential Treatment] insurance cost savings to be credited to the Owner and LWB jointly under clause 5 of the “Vereinbarung”, and

-	regarding the completion Works, a provisional result of [**] [Confidential Treatment] in favour of the Owner (including [**] [Confidential Treatment] representing [**] [Confidential Treatment] of all scrap proceeds referred to in clause 20. (c) of Addendum No. 3);
(ii)	in view of the current shortened business year of LWB, which, due to the Insolvency proceedings, will end on 30 June 2005, LWB will render its annual accounts by 30 August 2005. The annual accounts will be verified by the accountants of LWB by 20 September 2005, and may for the purposes of determining the payment due to the Owner be verified by the accountants of the Owner;

(iii)	in view of the subsequent shortened business year of LWB ending on 31 December 2005, LWB will render its subsequent annual accounts by 30 March 2006 which will be verified by the accountants of LWB by 30 April 2006 and may for the purposes of determining the payment due to the Owner be verified by the accountants of the Owner; and

(iv)	based on Annex 1, the annual account of the business year ending 30 June 2005 and the annual account of the business year ending 31 December 2005, the accountants of LWB and the Owner shall jointly determine the exact sum payable to the Owner in accordance with clause 16. (a) and 17. (c) of Addendum No. 3;

(b)	Regarding payments due to the Owner under clause 20. (c) of Addendum No. 3, the scrap revenues are included in the concurrent cost estimation and this position is therefore part of the result under 1 (a) (i).
1.2.	The provisional result of [**] [Confidential Treatment] regarding the completion of Works referred to in clause 1.1.(a) (i) of this Addendum No. 5 has been determined without computing in determining such provisional result the sum of [**] [Confidential Treatment] referred to in clause 2.8.

The release of this sum to either party as well as any further payments made by LWB to the Owner [**] [Confidential Treatment] referred to in clause 2.6 below or further agreement will change the provisional result and any improvement of the result shall be credited at [**] [Confidential Treatment] to the Owner, and any reduction of the result shall be reimbursed by the Owner to LWB in an amount corresponding to [**] [Confidential Treatment] of the reduction.

1.3.	Payment of the sums referred to in paragraphs 1.1 and 1.2 above shall be made as follows:

(a)	LWB shall make an advance payment on the amount due under clause 16 (a) of Addendum No. 3 in the amount of [**] [Confidential Treatment] at redelivery of the Vessel, which amount shall then be deducted from the Casualty Compensation.

(b)	LWB shall make payment of the amount due under clause 16 (b) of Addendum No. 3, as soon as the full and final settlement regarding the Casualty Works has been achieved with VHT and the insurers and the final instalment has been paid, assumed for the end of July 2005, which amount shall then be deducted from the Casualty Compensation.

(c)	The remaining funds due to the Owner under clause 16. (a) shall be paid by LWB to the Owner as soon as the joint determination referred in clause 1. (a) (iv) above has been completed, such further payments to reduce the Casualty Compensation accordingly.
2.	Works and other matters outstanding at redelivery
2.1	The Works referred to in the attached Annex 2 will not be completed as at redelivery and LWB hereby agree, at their risk and expense (and without any impact on the profit share calculations referred to in clause 1 above) to complete all such Works to the Owner’s satisfaction fully in accordance with the Contract and the Specification as soon as practicable after redelivery. In the limited time available for redelivery it has not been possible for the parties’ technical representatives to verify the accuracy and completeness of Annex 2. The parties therefore agree that they will work closely together and in good faith in order to verify and, as necessary, amend or supplement and/or reduce Annex 2 as soon as reasonably practicable after redelivery in order to ensure that Annex 2 reflects the actual position as at redelivery.

2.2	Without prejudice to clause 2.1 above, if (a) by [**] [Confidential Treatment] any of the Works referred to in the attached Annex 3 shall not have been completed to the Owner’s satisfaction in accordance with the Contract and the Specification or any of the remaining Tests and Trials shall not have been passed successfully or any of the certificates and other documents to be issued by any of the Classification Bodies or Regulatory Bodies shall not have been issued or shall have been issued subject to any conditions, recommendations or other restrictions and (b) by reason of any of the foregoing the Vessel is not ready to enter continuous fare paying passenger service by midnight (Vessel local time) on [**] [Confidential Treatment] then from such time and until the Vessel does enter fare paying passenger service LWB shall be liable to pay the Owner from time to time on demand by way of agreed liquidated damages and not as a penalty liquidated damages at the rates and for the periods specified in clause 12.1.3 of the Contract (but without the eight days grace period provided for in that clause) for each day (and pro rata for each part of a day) during such period provided however that the total amount payable by LWB under this clause 2.2 and clause 2.6 (b) (i) [**] [Confidential Treatment]. For the avoidance of doubt, this provision does not relieve LWB of its obligation to pay Casualty Compensation under Addendum No. 3. With reference to item 5 # 124 and 132 of the USCG Worklist in Annex 3, the Owner is required to provide three additional licensed engineers to provide a continuous watch to respond to alarms in respect of the machinery automation system and three additional electrical bridge officers to provide a continuous match in respect of the ship security alert systems [**] [Confidential Treatment].

2.3	Pending completion of the Works referred to in Annex 3 in accordance with clause 2.2, the Owner may withhold the sum of [**] [Confidential Treatment] from the final instalment of the Contract Price. Such sum will be placed in an escrow account with HSBC Bank plc in London or another mutually acceptable bank in London as soon as practicable after redelivery and on terms that it will be released only upon joint written instructions of the parties’ duly authorised representatives. The parties will promptly provide the relevant bank with ail such information and documentation as it may require to open the escrow account pursuant to this clause. The parties agree that as soon as the Works referred to in Annex 3 have been completed to Owner’s satisfaction in accordance with the Contract and the Specification, all remaining Tests and Trials have been passed successfully, and all certificates and other documents have been issued free of conditions, recommendations so that the Vessel is ready to enter continuous fare paying passenger service the Owner will join with LWB in instructing HSBC to release the principal amount of the escrowed funds to LWB less the aggregate total amount of any liquidated damages payable by LWB under clause 2.2 which amount shall be released to the Owner. [**] [Confidential Treatment].

2.4	In order to complete the Works referred to in clauses 2.1 and 2.2 above LWB will, at its sole risk and expense (and without any impact on the profit share calculations referred to in clause 1 above) arrange for up to [**] [Confidential Treatment] workers to travel with the Vessel to New York. At all times and in all respects such workers shall be deemed to be employees of LWB who shall be fully and directly responsible for — and who shall from time to time on demand indemnify the Owner fully against — all liabilities in relation to death or injury to any such workers or the loss, damage or destruction of any of their property save only to the extent that any such liability arose as a direct result of wilful default or gross negligence on the part of the Owner. LWB will arrange and pay for the repatriation from New York of the workers referred to above.

2.5	Without prejudice to LWB’s obligations under clauses 2.2 above, if the Owner in its free discretion agrees that any of the relevant Works may be completed by LWB after [**] [Confidential Treatment], LWB shall ensure that all such Works shall be planned and executed with all due despatch after [**] [Confidential Treatment] without any interruption to the Vessel’s service and without adversely affecting the convenience and comfort of the Vessel’s passengers.

2.6
(a)	There are open issues between the parties in relation to: [**] [Confidential Treatment].
the parties agree to negotiate with one another in good faith in order to resolve their disagreements in relation to these issues as soon as practicable after redelivery of the Vessel provided always that if it is not possible for the parties to resolve their disagreements in relation to such issues by the due date for payment to LWB of the sum payable to it under clause 2.3 above then the parties may refer such matters to arbitration in London pursuant to clause 22 of the Contract.

 (b) LWB acknowledge and agree that:
(i)	in relation to the matters referred to in (a) (i) above, and notwithstanding redelivery of the Vessel, the Owner shall be entitled to claim the costs of (a) all necessary materials, installation and modification works; (b) all necessary dry dock costs; (c) all fuel and port costs incurred in moving the Vessel from her service berth to the dry dock, in carrying out all necessary sea trials, and in moving the Vessel back to her service berth; (d) all attendance costs of representatives of the Classification Bodies and other persons who may be required to attend the Vessel in connection with the remedial works and related trials; (e) and liquidated damages at the rate of [**] [Confidential Treatment] per day (and pro rata) for each day (or part of a day) during which the Vessel is out of service on account of the remedial works, dry docking etc;

(ii)	the remedial works and dry docking may be carried out where and when most convenient to the Owner’s scheduled service for the Vessel and in order to minimise disruption to such service;

(iii)	the Warranty Period referred to in clause 10.1 of the Contract will continue until [**] [Confidential Treatment] from the due date for payment of the sums payable to LWB under clause 2.3 above. The Warranty Period shall apply to works in relation to the matters referred to in (a) (i) above and shall continue until [**] [Confidential Treatment] from the date of completion of such works provided that (without prejudice to the Warranty Period for the equipment already installed in the Vessel) in the case of the new propellers the [**] [Confidential Treatment] Warranty Period will commence when they are ready to be installed on the Vessel; and

(iv)	the provisions of clause 10 of the Contract do not apply to the Owner’s claims in respect of the matters referred to in paragraphs (i) to (iv) above.

For the avoidance of doubt, the Owner’s right to make any recovery from LWB in relation to the matters referred to 2.6. (a) shall be subject to and conditional upon either LWB accepting liability for such matters or such liability being determined [**] [Confidential Treatment].

2.7	By accepting redelivery of the Vessel the Owner shall not be deemed to have waived any of its rights which may arise (or which may have arisen) at any time under and in connection with the Contract in respect of any of the matters referred to in paragraphs 2.2 and 2.6 above, all of which rights are fully reserved.

2.8	The parties have agreed that, as security for the Owner’s disputed claims under clause 2.6 (a) (i) above, the Owner may withhold [**] [Confidential Treatment] which sum is to be paid as soon as practicable after redelivery into an escrow account opened and held by HSBC Bank plc in London or such other bank in London as is mutually acceptable to both parties and on terms that all payments from the escrow account shall be made only upon either the joint written instructions of the duly authorized representatives of both parties or in accordance with a binding arbitration award obtained in the arbitration proceedings referred to in clause 2.6. Interest on the escrowed funds will follow the agreement of the parties or the award of the arbitration tribunal. The parties will provide the relevant bank with ail such information and documentation as it may require to open the escrow account pursuant to this clause. LWB and its Shareholders (as defined in the Memorandum of Agreement made between LWB, the Owner, the Shareholders and KfW on or about 1 July 2004 (the “MoA”) further agree that:
(i)	if and to the extent that LWB accept liability or are adjudged to be liable to the Owner [**] [Confidential Treatment] and such liability exceeds the amount recoverable by the Owner from the escrowed funds and LWB are unable to pay the excess then subject to the following proviso the amount of the Owner’s claim for Casualty Compensation referred to in the MoA shall be increased by the amount of such excess up to a cap of [**] [Confidential Treatment] provided that such cap is solely for the purposes of fixing the amount of the Owner’s claims that are secured by the securities referred to in (ii) below and shall not cap the amount of the Owner’s claim against LWB;

(ii)	by no later than [**] [Confidential Treatment] LWB and the Shareholders (as defined in the MoA) shall at their cost procure that the Owner’s claim for Casualty Compensation (as the same may be increased pursuant to the provision of (i) above) is directly secured on an in rem basis to the Owner’s satisfaction by granting the same securities to the Owner as to KfW and the Banks (as defined in the MoA) for the Loan (also defined in the MoA) on the basis that such securities would be subordinate to and rank directly after the interest of KfW and the Banks under their existing securities subject always and without prejudice to the obligations of KfW and the Banks under and in connection with the MoA.
2.9	Pending agreement of the parties or [**] [Confidential Treatment] for the matters referred to in clause 2.6 (a) (i), LWB and the Owner will work closely together in order to plan and timetable the necessary remedial works, with LWB taking the lead role vis-a-vis the manufacturers of the relevant equipment provided always that LWB shall obtain the prior written approval of the Owner in relation to all material decisions in connection with such works including, without limitation, the design, location and timing of such works. LWB shall pay for the necessary materials, works and dry-docking charges. If they accept liability [**] [Confidential Treatment] for such costs and charges and the sum total of the amounts recoverable by the Owner under clause 2.6 (b)(i) above shall be less than the funds standing to the credit of the escrow account, the relevant amount due to the Owner shall be released to the Owner and the balance shall be released to LWB. Alternatively if the Owner accepts liability or is adjudged to be liable for such costs and charges then the funds (including interest) standing to the credit of the escrow account shall be released to LWB and in addition the Owner will reimburse LWB for the amounts already paid by it on account of such costs and charges.

2.10	NCL Corporation Ltd guarantees and undertakes to ensure that the sums referred to in clauses 2.3 and 2.8 above (which sums are presently held on deposit by HSBC Bank plc in London) will continue to be held by HSBC Bank plc until the escrow accounts referred to in those clauses have been opened and will then cause such sums to be paid to such accounts pursuant to clauses 2.3 and 2.8.

2.11	The Final Completion Certificate and the Protocol of Redelivery shall be in all respects subject and subordinate to the provisions of this Addendum.

3.	Save as expressly provided in this Addendum all other terms and conditions of the Contract (and previous addenda thereto), including but not limited to clause 17 (c) of Addendum No. 3, shall remain unamended and in full force and effect. By their signature of this Addendum each of the Owner, LWB and the Sachwalter fully and unconditionally affirm the Contract as amended by this Addendum.

4.	Words and expressions defined in the Contract shall have the same meaning when used in this Addendum.

Signed on 7/6/2005 by:	Signed on 7/6/2005 by:

/s/ PA Turner	/s/ PA Turner

For and on behalf of	For and on behalf of
Pride of America Ship Holding Inc.	NCL Corporation Ltd.

Signed on 7/6/2005 by:	Signed on 07/06 2005 by:

/s/ [ILLEGIBLE]	/s/ [ILLEGIBLE]

For and on behalf of	For and on behalf of
Lloyd Werft Bremerhaven GmbH	Wolfgang van Betteray as Sachwalter of LWB

Signed on 7/6/2005 by:	Signed on 7/6/2005 by:

/s/ [ILLEGIBLE]	/s/ [ILLEGIBLE]

For and on behalf of	For and on behalf of
L.P.S. Dienstleistungs- und	W.L. Werner Lüken Verwaltungs- und
Verwaltungsgesellschaft Bremerhaven	Beteiligungs GmbH
GmbH

Annex 1: [**] [Confidential Treatment]

Annex 2: [**] [Confidential Treatment]

Annex 3: [**] [Confidential Treatment]

Addendum No. 6 to the Contract dated 5 February 2003 (as amended and supplemented from time to time, the Contract) between Pride of America Ship Holding, Inc (the Owner) as legal successor of Ship Holding LLC, and Lloyd Werft Bremerhaven GmbH (LWB) in relation to the passenger ship known as “Pride of America” (the Vessel).
NOW, IT IS HEREBY AGREED as follows:
1.	The Owner asserts that LWB became liable to pay liquidated damages pursuant to Clause 2.2 in Addendum 5 of the Contract with effect from midnight (New York time) on [**] [Confidential Treatment]. LWB disputes this assertion. Each party reserves all of its rights and remedies in relation to this dispute and agrees that the making of this Addendum shall be without prejudice to all such rights and remedies.

2.	The Vessel is scheduled to enter continuous fare paying passenger service in Miami on [**] [Confidential Treatment] for a cruise (the first cruise) from Miami to Los Angeles. However, as at the date of this Addendum, the Works to be performed by LWB under the Contract in relation to [**] [Confidential Treatment] have not yet been completed to the Owner’s satisfaction in accordance with the Contract and the Specification. The parties disagree about the number of cabins affected by [**] [Confidential Treatment]. LWB accept that [**] [Confidential Treatment] cabins cannot be used for continuous fare paying passenger service by reason of [**] [Confidential Treatment]. However, the Owner has reason to believe that, after the Vessel enters fare paying passenger service, [**] [Confidential Treatment] may affect other cabins and spaces in the Vessel. In order to enable the Owner to put the Vessel into partial fare paying passenger service on [**] [Confidential Treatment], the parties have agreed that LWB shall pay liquidated damages to the Owner in accordance with the following provisions:-
(i)	With effect from commencement of the first cruise on [**] [Confidential Treatment] until the time on the date when the cause and effects of the [**] [Confidential Treatment] in [**] [Confidential Treatment] the affected cabins referred to above have been permanently remedied, and when such permanent remedy has been proved by all necessary tests, to the Owner’s satisfaction in accordance with the Contract and the Specification LWB shall pay the Owner liquidated damages at the rate of [**] [Confidential Treatment],-per day (and pro rata for each part of a day). This rate represents [**] [Confidential Treatment]% of a per day rate of [**] [Confidential Treatment], this being the % of the Vessel’s cabin capacity agreed by LWB (as at the date of this Addendum) to be unusable by reason of [**] [Confidential Treatment].

(ii)	All necessary tropical climate inspections, tests and trials of the [**] [Confidential Treatment] will be carried out, at the times and in accordance with the procedures already agreed between the technical representatives of the Owner and LWB, during the first cruise while the Vessel is transiting the Panama Canal. If such tropical inspections, tests and trials prove that other cabins (in addition to [**] [Confidential Treatment] the cabins referred to at (i) above) or other spaces in the Vessel are affected by [**] [Confidential Treatment], the liquidated damages payable by LWB for the duration of the first cruise and each subsequent fare paying passenger cruise shall be increased to reflect the % of the Vessel’s cabin capacity and other spaces that are in fact affected by the [**] [Confidential Treatment] until the cause and effects of the [**] [Confidential Treatment] in the affected cabins and other spaces have been permanently remedied, and until such permanent remedy has been proved by all necessary inspections tests and trials, to the Owner’s satisfaction in accordance with the Contract and the Specification provided however that, at the commencement of each subsequent fare paying passenger cruise, the liquidated damages rate per day (and pro rata) for such cruise shall be reduced proportionately to reflect the number of cabins and other spaces that were proven, to the Owner’s satisfaction in accordance with the Contract and the Specification, to have ceased to be affected by [**] [Confidential Treatment] during or after completion of the previous fare paying passenger cruise.
[**] [Confidential Treatment]
3.	Directly following signature of this Addendum on behalf of the parties, the Owner and LWB will consult with one another in good faith with a view to agreeing the nature, extent and timing of the corrective works to be carried out by LWB (at their sole risk and expense) in order to permanently remedy the causes and effects of all [**] [Confidential Treatment] to the Owner’s satisfaction in accordance with the Contract and the Specification provided always that such works shall be planned and carried out with all due despatch, without any interruption to the Vessel’s service and without affecting the comfort or convenience of the Vessel’s passengers.

4.	Notwithstanding Clause 3 above, LWB agree that if the causes and effects of all [**] [Confidential Treatment] shall not have been permanently remedied, and that such permanent remedy shall not have been proved by all necessary inspections tests and trials, to the Owner’s satisfaction in accordance with the Contract and the Specification by completion of the first cruise, the Owner shall be entitled (without prejudice to its other rights under the Contract) to arrange for corrective works to be carried out by their own contractors and charged to LWB under and in accordance with Clauses 10.9 and 10.10 of the Contract.

5.	LWB acknowledge and agree that [**] [Confidential Treatment] cabins [**] [Confidential Treatment], that this incident constitutes a Defect for which LWB is responsible under Clause 10 of the Contract, and that the Owner may bring a claim in respect of such Defect under and in accordance with Clauses 10.9 and 10.10 of the Contract.

6.	For the avoidance of doubt this Addendum does not alter, excuse, relieve or reduce any of the obligations and liabilities of LWB or LWB’s Shareholders to the Owner under and in connection with Addendum 5 (including LWB’s obligation to complete all outstanding Annex 2 and Annex 3 Works with all due despatch in accordance with the other provisions of Addendum 5) or any other provisions of the Contract (including LWB’s guarantee and warranty obligations under Clause 10 of the Contract). Accordingly, save as expressly provided in this Addendum all other terms and conditions of the Contract (and all previous addenda thereto), including but not limited to Clause l7(c) of Addendum No. 3, shall remain unamended and in full force and effect. By their signature of this Addendum each of the Owner, LWB and the Sachwalter fully and unconditionally affirm the Contract as amended by this Addendum.

7.	Words and expressions defined in the Contract shall have the same meaning when used in this Addendum.
(End of Addendum 6)

Authorised Signatures of the parties

Signed on 25 June, 2005 by:	Signed on 25 June, 2005 by:

/s/ Colin Veitch	/s/ Werner Luken

/s/ Colin Veitch	/s/ Werner Luken

For and on behalf of	For and on behalf of
Pride of America Ship Holding Inc.	Lloyd Werft Bremerhaven GmbH

Signed on 25 June, 2005 by:	Signed on 25 June, 2005 by:

/s/ Werner Luken

For and on behalf of	For and on behalf of
Wolfgang van Betteray	W.L. Werner Lüken Verwaltungs-und
As Sachwalter of LWB	Beteiligungs GmbH

Signed on 25 June, 2005 by:

For and on behalf of L.P.S. Dienstleistungs-und
Verwaltungsgesellschaft Bremerhaven
GmbH

/s/ Werner Luken